CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report, dated January 23, 2013, on the statement of assets and liabilities of the TeaLeaf Long/Short Deep Value Fund, a Series of Tea Leaf Management Investment Trust (the Fund) and to all references to our firm included in or made a part of this Pre-Effective Amendment No. 1 under the Securities Act of 1933 and Amendment No. 1 under the Investment Company Act of 1940 to TeaLeaf Long/Short Deep Value Fund's Registration Statement on Form N-1A (File Nos. 333-183374 and 811- 22737), including the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Registration Statement of the Fund.

/s/ SKODA MINOTTI

Mayfield Village, Ohio

January 31, 2013